Exhibit 99.1

Guardion Health Sciences Announces Adoption of Plan of Dissolution and Liquidation; Appointment of Interim President and CEO

Plan includes Voluntary Delisting of Common Stock from Nasdaq and Suspension of SEC Reporting Obligations

HOUSTON, TEXAS – October 1, 2024 (GLOBE NEWSWIRE) – Guardion Health Sciences, Inc. (Nasdaq: GHSI) (“Guardion” or the “Company”) today announced that it has notified the Nasdaq Stock Market (“Nasdaq”) of its intent to delist its common stock, par value $0.001 per share (the “Common Stock”), from the Nasdaq Capital Market. Guardion expects to file a Form 25 (Notification of Removal from Listing) with the Securities and Exchange Commission (the “SEC”) and Nasdaq relating to the delisting of the Common Stock on or about October 11, 2024 and to suspend trading of its Common Stock on the Nasdaq Capital Market prior to the opening of trading on October 14, 2024. Guardion expects that the official delisting of its Common Stock will be effective October 21, 2024.

The Company also announced today that it has appointed Mark Goldstone, a member of the Company’s Board of Directors, to serve as the Company’s Interim President and Interim Chief Executive Officer, effective as of October 18, 2024. Mr. Goldstone replaces Ms. Jan Hall as President and Chief Executive Officer, whose departure from the Company, effective on October 17, 2024, was previously announced.

As previously disclosed, at a special meeting of stockholders held on May 31, 2024, the stockholders of Guardion approved the adoption of a Plan of Liquidation and Dissolution (the “Plan”) following the completion of the sale of the Company’s Viactiv® brand and business. As a result, in addition to delisting its Common Stock, Guardion intends to file its certificate of dissolution with the Delaware Secretary of State on or about October 22, 2024, which Guardion expects to be effective on October 22, 2024. Commencing on the Effective Date, Guardion will close its stock transfer books, after which record holders of shares of Common Stock will cease to have any rights in respect of such shares of Common Stock, except the right to receive distributions, if any, pursuant to and in accordance with the Plan and under the General Corporation Law of the State of Delaware (the “DGCL”), and will be prohibited from transferring record ownership of their shares of Common Stock, except by will, intestate succession, operation of law or upon dissolution of such record holder or its successors. Guardion expects to pay a liquidating dividend to its stockholders of record as of the close of business on the day preceding the Effective Date, in one or more distributions, in an amount that is anticipated to total approximately $3.25 per share of Common Stock. However, there can be no assurance as to the timing and amount of the distribution to stockholders. There are many factors that may affect the amounts available for distribution to holders of the Common Stock including, among other things, the amount of taxes, employee costs (including severance payments), expenses relating to the dissolution, unanticipated or contingent liabilities arising hereafter and the proceeds we may receive from the sale of other remaining assets, if any. If the Company has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the aggregate amount ultimately distributed to the holders of Common Stock could be less than that set forth above. Alternatively, in the event that the Company retains additional cash reserves after satisfactorily satisfying its liabilities, there may be an additional distribution at a future date.

At September 30, 2024, Guardion had 1,349,956 shares of Common Stock issued and outstanding.

After the Effective Date, Guardion will not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with the Plan. Under the DGCL, Guardion will be continued for the term of three years following the Effective Date, or for such longer period as the Delaware Court of Chancery directs, for the purposes of prosecuting and defending suits by or against it and of enabling it to gradually settle and close the business, to dispose of and convey its property, to discharge its liabilities and to distribute to shareholders any remaining assets.

Guardion also intends to seek no-action relief from the SEC as soon as practicable in order to indefinitely suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Act”) and to file a Form 15 with the SEC in connection therewith. The Form 15 will serve as notice of suspension of the Company’s duty to file reports under Sections 13 and 15(d) of the Act.

The decision to seek such relief and to suspend such reporting obligations was the result of a broad review of strategic alternatives by the Company’s Board of Directors over the past year and was based on numerous considerations, including the auditing, legal and other costs and expenses associated with being a listed public company.

Forward-Looking Statements

The matters described herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements contain information about the Company’s expectations, beliefs, plans or intentions regarding its business plans, financial condition, and other similar matters. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “hopes” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing.

These statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, and involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the expected completion, timing and effects of the Company’s delisting and dissolution, and the suspension of trading on the Nasdaq Capital Market and reporting obligations under the Act, the risks and uncertainties relating to the limited resources remaining available to the Company to wind up its business and operations, the tax and accounting consequences of the Company’s dissolution, the Company’s ability to satisfy its liabilities, fees, taxes and other obligations out of the limited resources remaining available to the Company, and the amount and timing of distributions that may be made to stockholders in connection with the Company’s dissolution and liquidation.

Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about Guardion Health Sciences, Inc., Contact:

investors@guardionhealth.com

Phone: 1-800 873-5141 Ext 208